
Exhibit A
Distribution Financial Services RV Trust 1999-1
May 17, 1999 Payment Date Statement to Noteholders
Per Section 5.08 of the Transfer and Servicing Agreement

Beginning Pool Balance                                         $977,710,752.66
Beginning Pool Factor                                               0.97770743

Distribution Allocable to Principal on Notes

              Prior                              Current
   Class    Prin.Pymt.  $1000 of orig.prin.bal. Prin.Pymt.  $1000 of orig.prin.bal.
   A-1    $22,292,650.30    197.7297952         $23,352,512.75   207.1304893
   A-2             $0.00      0.0000000                  $0.00     0.0000000
   A-3             $0.00      0.0000000                  $0.00     0.0000000
   A-4             $0.00      0.0000000                  $0.00     0.0000000
   A-5             $0.00      0.0000000                  $0.00     0.0000000
   A-6             $0.00      0.0000000                  $0.00     0.0000000
     B             $0.00      0.0000000                  $0.00     0.0000000
     C             $0.00      0.0000000                  $0.00     0.0000000


Distribution Allocable to Interest on Notes

               Prior                             Current
Class Rate Interest Pymt. $1000 orig.prin.bal. Interest Pymt. $1000 orig.prin.bal.
A-1   4.97%  $435,814.33     3.8655556          $399,589.54     3.5442514
A-2   5.38%  $918,079.52     4.0350000        $1,020,088.35     4.4833333
A-3   5.70%  $846,441.45     4.2750000          $940,490.50     4.7500000
A-4   5.84%  $843,771.96     4.3800000          $937,524.40     4.8666667
A-5   5.97%  $715,155.26     4.4775000          $794,616.95     4.9750000
A-6   6.02%  $290,612.49     4.5150000          $322,902.77     5.0166667
  B   6.36%  $119,250.00     4.7700000          $132,500.00     5.3000000
  C   7.23%  $108,450.00     5.4225000          $120,500.00     6.0250000


Note Balance After Giving Effect to Principal Distribution

Class  Beginning Bal.    Pool Factor   Ending Bal.   Pool Factor
A-1      90,450,349.70     0.8022702   $67,097,836.95    0.5951397
A-2     227,529,000.00     1.0000000  $227,529,000.00    1.0000000
A-3     197,998,000.00     1.0000000  $197,998,000.00    1.0000000
A-4     192,642,000.00     1.0000000  $192,642,000.00    1.0000000
A-5     159,722,000.00     1.0000000  $159,722,000.00    1.0000000
A-6      64,366,000.00     1.0000000   $64,366,000.00    1.0000000
  B      25,000,000.00     1.0000000   $25,000,000.00    1.0000000
  C      20,000,000.00     1.0000000   $20,000,000.00    1.0000000

Servicing Fee                                                 $407,379.48
Servicing Fee Per $1,000 of Orig.Note                           0.4073795

Realized Losses                                                     $0.00

Reserve Account Balance                                     $9,693,761.01

Payments Received with Respect to Receivables During
Most Recently Ended Collection Period                      $30,533,799.71

      Interest Payments Received                            $7,181,286.96
      Scheduled Principal Payments Received                 $5,600,346.88
      Principal Prepayments Received                       $17,752,165.87

Distribution to Residual Interestholders                            $0.00

Noteholders' Interest Carryover Shortfall                           $0.00
Noteholders' Interest Carryover Shortfall Per $1,000 Note       0.0000000

Aggregate Purchase Amounts for Receivables that were                $0.00
purchased in related Collection Period

Ending Pool Balance                                       $954,358,239.91
Ending Pool Factor                                             0.95435499

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